Exhibit 99.(a)(1)(H)

PR Contact Dolores Naney Lippert/Heilshorn & Associates dnaney@lhai.com (212) 838-3777	IR Contact Jody Burfening Lippert/Heilshorn & Associates jburfening@lhai.com (212) 838-3777

FOR IMMEDIATE RELEASE

GlobalOptions Group Announces Stock Option Exchange Offer

NEW YORK, May 29, 2008 – GlobalOptions Group, Inc. (NASDAQ: GLOI), a leading provider of domestic and international risk management services, today announced that it is commencing a tender offer of options to purchase the Company’s common stock granted prior to January 1, 2008 in exchange for restricted stock units.

The tender offer by GlobalOptions is to holders of outstanding options to purchase GlobalOptions’ common stock granted prior to January 1, 2008 under GlobalOptions’ 2006 Long-Term Incentive Plan, 2006 Stock Option Plan and 2005 Stock Option Plan (“Eligible Options”).  The offer is for holders to cancel their Eligible Options in exchange for restricted stock units issued under the 2006 Long-Term Incentive Plan on the terms and conditions set forth in the offer to purchase being distributed to holders of Eligible Options.  As of the close of business on May 16, 2008, there were outstanding 9,983,390 shares of GlobalOptions’ common stock, as well as common stock equivalents that consist of Eligible Options to purchase 1,142,428 shares of common stock and 4,252,675 of other common stock equivalents.

“After careful consideration and in the interest of providing competitive compensation incentives for all of our employees, executives, advisors and directors, we are implementing the tender offer for holders of all options issued prior to January 1, 2008 and exchanging the surrendered options for restricted stock units. We believe that outstanding options issued prior to January 1, 2008 no longer provide a meaningful incentive for our team.  We believe this tender offer effectively recognizes contributions made to our success and aligns the interests of our employees, officers, directors, consultants, advisors and stockholders.  If all eligible options are tendered, we expect to retire 1,142,428 of the outstanding options in exchange for 380,920 restricted stock units,” stated Dr. Harvey W. Schiller, Chairman and CEO of GlobalOptions.

Under the tender offer, holders of Eligible Options will have the opportunity to tender some or all of their Eligible Options in exchange for one (1) restricted stock unit for every three (3) options exchanged.  All holders of Eligible Options who participate in the offering will receive their restricted stock units shortly after the closing of the offering.  All restricted stock units received in the offering, other than those issued to GlobalOptions’ senior management and board of directors, will become vested in two (2) equal annual installments; 1/2 will vest on the first anniversary of the closing date of the tender offer and 1/2 will vest on the second anniversary of the closing date of the tender offer.  For all members of GlobalOptions’ senior management and board of directors, restricted stock units received in the offering will become vested in three (3) equal annual installments; 1/3 will vest on the first anniversary of the closing date of the tender offer, 1/3 will vest on the second anniversary of the closing date of the tender offer and 1/3 will vest on the third anniversary of the closing date of the tender offer.  The tender offer is subject to a number of other terms and conditions as specified in the offer to exchange that is being distributed to holders of Eligible Options and is not contingent upon any minimum number of options being tendered.

The tender offer will expire at 11:59 p.m. New York City time, on Wednesday, June 25, 2008, unless extended by GlobalOptions.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO EXCHANGE OR THE SOLICITATION OF AN OFFER TO EXCHANGE ANY OPTIONS TO PURCHASE SHARES OF GLOBALOPTIONS COMMON STOCK OR RESTRICTED STOCK UNITS.  THE TENDER OFFER IS BEING MADE SOLELY BY THE TENDER OFFER STATEMENT AND EXHIBITS THERETO.

ALL HOLDERS OF OPTIONS TO PURCHASE SHARES OF GLOBALOPTIONS COMMON STOCK ISSUED PRIOR TO JANUARY 1, 2008 ARE URGED TO READ (1) GLOBALOPTIONS' TENDER OFFER STATEMENT ON “SCHEDULE TO” FILED WITH THE SEC IN CONNECTION WITH THE TENDER OFFER, WHICH INCLUDES AS AN EXHIBIT THE OFFER TO EXCHANGE, AS WELL AS (2) ANY AMENDMENTS OR SUPPLEMENTS TO THE TENDER OFFER STATEMENT WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  EACH OF THESE DOCUMENTS HAS BEEN OR WILL BE FILED WITH THE SEC, AND OPTION HOLDERS MAY OBTAIN THESE DOCUMENTS FOR FREE FROM THE SEC AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM GLOBALOPTIONS GROUP, INC. BY DIRECTING SUCH REQUEST TO:

GLOBALOPTIONS INVESTOR RELATIONS
75 ROCKEFELLER PLAZA
27th FLOOR
NEW YORK, NEW YORK 10019
PHONE (212) 445-6262
FAX: (212) 445-0053
EMAIL: EXCHANGEOFFER@GLOBALOPTIONSGROUP.COM

HOLDERS OF OPTIONS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About GlobalOptions Group, Inc.
GlobalOptions Group, with main offices in New York and Washington, D.C., is a provider of high-end risk assessment and mitigation services to Fortune 1000 corporations, governmental organizations and high-profile individuals throughout the world.  GlobalOptions Group’s services currently include risk management and security, investigations and litigation support, and crisis management.  These engagements take GlobalOptions Group staff around the world and are typically highly-sensitive engagements where GlobalOptions Group is interacting with senior leaders in corporations and governments.  Its overall mission is to identify, evaluate, assess, prevent and correct issues that may threaten people, organizations or strategic initiatives for corporations or governments.  www.globaloptionsgroup.com

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties.  The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including the successful integration of acquired businesses, projected financial information, and the continued successful implementation of the company’s business strategy.

Certain of these risks and uncertainties will be described in greater detail in GlobalOptions Group’s filings with the Securities and Exchange Commission.  Such factors may cause GlobalOptions Group’s actual performance, condition and achievements to be materially different than any future performance, condition and achievement discussed in this press release. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by these cautionary statements. GlobalOptions Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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